Exhibit (a)(18)
APOLLO GROUP, INC.
ELECTION FORM
RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
DATED JUNE 13, 2007
THE OFFER EXPIRES AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JULY 12, 2007,
UNLESS THE OFFER IS EXTENDED.

Name:	Employee ID:
Address:
Important: Read the instructions to this Election Form before completing and signing this page.
Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the “Yes” box under the “Amend Entire Eligible Portion” column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the “No” box under the “Amend Entire Eligible Portion” column for those particular options. If you do not clearly mark the “Yes” box with respect to an Eligible Option, your election with respect to that option will default to “Amend None.” In that event, such Eligible Option will not be amended, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Fair Market
				Number of		Value of
				Option		Apollo Group
				Shares		Class A
			Total	Eligible for		Common	Amend
Original		Exercise	Number of	Tender	Revised	Stock on	Entire
Grant	Option	Price Per	Exercisable	Offer	Grant	Revised Grant	Eligible
Date	Number	Share	Shares	Amendment	Date	Date	Portion?

		[$ ]	[ ]	[ ]	[ ]	[$ ]	☐ Yes	☐ No
Please note that if an Eligible Option you tender for amendment has an exercise price per share at or above the closing price per share of Apollo Group Class A common stock on the amendment date, that option will be canceled on that date and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

Agreement to Terms of Election
1. As soon as practicable after the Amendment Date, Apollo Group will return to me a final and completed Stock Option Amendment and Special Bonus Agreement in which there is indicated the Adjusted Exercise Price for each Amended Option and the dollar amount of the Cash Bonus to which I will be entitled with respect to that option. Should an Eligible Option I tender for amendment have an exercise price per share at or above the closing price per share of Apollo Group Class A common stock on the Amendment Date, that option will be canceled on that date and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. An Option Cancellation and Regrant Agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.
2. If I cease to remain employed by Apollo Group or any affiliated entity after I tender my Eligible Options but before Apollo Group accepts those options for amendment or replacement, my Eligible Options will not be amended or replaced, and I will not become entitled to any Cash Bonus.
3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Apollo Group does not accept my tendered Eligible Options before August 9, 2007, the 40th business day after commencement of the Offer. In that event, I may revoke my elections with respect to my tendered Eligible Options at any time prior to Apollo Group’s acceptance of those options for amendment or replacement pursuant to the Offer.
4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. Apollo Group’s acceptance of my tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between Apollo Group and me in accordance with the terms and subject to the conditions of the Offer.
5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.
6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise amended or replaced pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.
7. Apollo Group cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.
8. Under certain circumstances set forth in the Offer document, Apollo Group may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment or replacement, those options will be returned to me promptly following the expiration or termination of the Offer.
9. I understand that neither Apollo Group nor Apollo Group’s Board of Directors is making any recommendation as to whether I should tender my Eligible Options for amendment or replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Apollo Group Class A common stock may provide little or no basis for predicting what the market price of Apollo Group Class A common stock will be when Apollo Group amends or replaces my tendered option or at any other time in the future.
10. I hereby acknowledge that I have read the documents related to the Offer listed below:
Offer to Amend or Replace
Instructions to this Election Form
Stock Option Amendment and Special Bonus Agreement

Option Cancellation and Regrant Agreement
11. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment or replacement in accordance with the Offer to Amend or Replace Eligible Options. I agree that the options identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be amended or replaced, unless I submit a new, properly completed Election Form prior to the expiration of the Offer.
12. I understand that I must fully complete, sign and deliver this Election Form and return it to Apollo Group via facsimile 1-800-420-4799 prior to the expiration of the Offer.
13. I further understand that I will receive an Election Confirmation Statement via email at my Apollo Group email address listed below within one business day after the delivery of my Election Form via facsimile to 1-800-420-4799. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Apollo Group has received my complete submission by contacting the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu. If Apollo Group does not have a record of my submissions, Apollo Group may request that I provide evidence of those submissions or submit additional copies thereof. I acknowledge that Apollo Group recommends that I keep a copy of my submissions and proof of transmittal by facsimile in case I am requested to provide evidence of timely submission.
Email address:
Employee ID number:

Signature	Date

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form. A properly completed and duly executed Election Form must be received by Apollo Group by 11:59 p.m. Eastern Daylight Time on the Expiration Date.
Apollo Group intends to disseminate an Election Confirmation Statement via email to your Apollo Group email address within one business day after your submission of your Election Form via facsimile to 1-800-420-4799. If you have not received an Election Confirmation Statement in the timeframe prescribed, Apollo Group recommends you confirm that Apollo Group’s receipt of your submissions by contacting the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu. If Apollo Group does not have a record of receipt of your submissions, we may request that you show us evidence of those submissions or submit additional copies thereof. Apollo Group recommends you keep a copy of your submissions and proof of transmittal by facsimile in case you are asked to provide evidence of timely submission.
You may change your election with respect to your Eligible Options at any time up to 11:59 p.m. Eastern Daylight Time on the Expiration Date. If the Offer is extended by Apollo Group beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Apollo Group does not accept your tendered option by 11:59 p.m. Eastern Daylight Time on August 9, 2007, you may revoke your election with respect to your tendered options at any time thereafter until those options are accepted for amendment or replacement. To validly change or revoke your election, you must access the Offer website at https://apol.equitybenefits.com and complete and deliver a new Election Form to Apollo Group prior to the expiration of the Offer. You should print a copy of your revised Election Form and updated Election Confirmation Statement and keep those documents with your other records for the Offer. Alternatively, you may submit a new paper Election Form by facsimile to 1-800-420-4799 before the expiration date. You may change your previously submitted elections as many times as you would like prior to the expiration of the Offer.
Apollo Group will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.
2. Tenders. If you intend to tender your Eligible Options for amendment or replacement pursuant to the Offer, you must complete the table on the cover page of this Election Form and follow the procedures described in Instruction 1. If you decide to tender a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the balance.
3. Signatures on This Election Form. You must sign this Election Form.
4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for paper copies of the Offer document, this Election Form, the Stock Option Amendment and Special Bonus Agreement or the Option Cancellation and Regrant Agreement, may be directed the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu. Copies will be furnished promptly at Apollo Group’s expense.
5. Irregularities. Apollo Group will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered option. Apollo Group will also decide, in its discretion, all questions as to (i) the portion of each incorrectly priced option which comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of Apollo Group Class A common stock purchasable under each Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option with an Adjusted Exercise Price and (v) the cancellation of tendered Eligible Options with exercise prices at or above the fair market value of Apollo Group Class A common stock on the Amendment Date and the replacement of those canceled options with New Options. Apollo Group’s determination of such matters will be final and binding on all parties. Apollo Group reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Apollo Group also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and Apollo Group’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by Apollo Group. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Apollo Group shall determine. Neither Apollo Group nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Election Form includes options that are not eligible for the Offer, Apollo Group will not accept those options for amendment or replacement, but Apollo Group does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.
6. Important Tax Information. You should refer to Section 15 of the Offer, which contains important U.S. federal tax information concerning the Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.
7. Copies. You should print a copy of this Election Form, after you have completed and signed it, and retain it for your records.
IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY APOLLO GROUP BY 11:59 P.M. EASTERN DAYLIGHT TIME ON THE EXPIRATION DATE.